EXHIBIT 99.1

Harsco Reports Record Fourth Quarter and Full Year 2005 Results from Continuing Operations, Raises 2006 Guidance

   - Fourth quarter diluted EPS from continuing operations up 46 percent to a record $1.23
   - Lower fourth quarter effective tax rate contributes $0.11 to EPS
   - Fourth quarter sales up 3 percent to a record $733 million
   - Full-year diluted EPS from continuing operations up 37 percent to a record $3.73
   - Full-year sales reach a record $2.77 billion, up 11 percent
   - 2006 cash flow from operations target raised to $400 million, from $360 million
   - Company raises 2006 guidance for diluted EPS from continuing operations to $3.90 to $4.00, from previous $3.75 to $3.85

HARRISBURG, Pa., Jan. 31, 2006 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported record fourth quarter and full-year 2005 results from continuing operations.

Fourth quarter 2005 diluted EPS from continuing operations was a record $1.23, up 46 percent from $0.84 in the fourth quarter of 2004. Fourth quarter income from continuing operations was a record $51.9 million, compared with $35.0 million last year, an increase of 48 percent. Fourth quarter sales totaled $733 million, also a record, and up 3 percent from sales of $711 million in the same period last year. Negative foreign currency translation reduced sales by $20 million and pre-tax income by $0.7 million in this year's fourth quarter.

For the full year 2005, income from continuing operations was $156.8 million, or $3.73 per diluted share, both records, compared with income from continuing operations of $113.5 million, or $2.73 per diluted share in 2004, an increase in income and diluted EPS of 38 percent and 37 percent respectively. Sales for the full year 2005 reached a record $2.77 billion, an increase of 11 percent from last year's sales of $2.50 billion. Positive foreign currency translation contributed approximately $15 million to sales in 2005 and approximately $3.0 million to pre-tax income.

Income from discontinued operations in 2005 was immaterial. Full year income from discontinued operations in 2004 was $7.7 million after-tax, or $0.18 per diluted share, principally from the previously reported favorable settlement of the Federal Excise Tax (FET) dispute, from which the Company received a cash payment refund of approximately $12.5 million in the fourth quarter of 2004. Including discontinued operations, 2005 full-year net income was $156.7 million, or $3.72 per diluted share, compared with full-year net income of $121.2 million, or $2.91 per diluted share in 2004.

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Derek C. Hathaway said, "Our strong fourth quarter performance completed a year in which record operating results in sales, income, and diluted EPS were achieved, reflecting the successful execution of the Company's strategies for growing its industrial services and niche manufactured products businesses on a global scale. We also expect to achieve record cash flow from operations for the year.

"All four of our major operating groups showed improved full-year results over the prior year. Our excellent earnings performance was led by our Access Services and Engineered Products and Services businesses as a result of strong end-markets, margin improvements and share gains. Our Mill Services business also turned in another positive year despite essentially flat global steel production, excluding China. The Gas Technologies group benefited throughout the year from significantly lower raw material cost of sales resulting in improved year-over-year performance.

"We were also pleased to announce in the final quarter of 2005 two strategic bolt-on acquisitions, one in our Mill Services segment on December 29 and one in our Access Services segment on November 21. Substantial progress has been made in completing required foreign governmental filings and obtaining the necessary approvals. The Access Services acquisition was accretive in its first full month of operation. Both of these acquisitions are expected to be accretive in 2006.

"Much of our growth will continue to come from our own internal investments, augmented by possible future targeted acquisitions, and funded by our historically strong operating cash flows. Harsco's growth and investments will also continue to be accomplished under our formal Economic Value Added (EVA(R)) discipline, now in its fifth year. We believe that creating a direct link to stockholder value by incorporating return and profit measures into a single metric and ensuring accountability for stockholder capital will result in further increases in stockholder wealth.

"As Harsco continues to advance both in volume and geography, it is vital that we have the right organizational structure and management team in place, with the requisite energy, experience and qualifications to accomplish our substantial growth objectives. The several senior management appointments we announced last week reflect this strategic imperative and should add considerable bench strength to our continued progress."

Fourth Quarter Business Review

Mill Services

Sales in the fourth quarter decreased by 3 percent to $266 million from $274 million in last year's fourth quarter. The decrease was the result of $9 million in negative foreign currency translation in the quarter. Operating income for the quarter was down 14 percent to $26.1 million, from $30.4 million in the same period last year. The decline in operating income was principally the result of $3.4 million in pre-tax reorganization expenses coupled with a $0.6 million pre-tax negative effect from foreign currency translation. Otherwise operating results were essentially flat in the quarter compared with last year, affected slightly by lower steel production at mills served and the timing of new contract signings. Operating margins declined by 130 basis points to 9.8 percent from 11.1 percent in the fourth quarter last year. Without the reorganization expenses in the quarter, operating margins would have been comparable to the 11.1 percent in last year's fourth quarter.

Entering 2006, the Company expects to benefit from gradually improving steel production at mills served, additional new contract signings, and full year accretion from the acquisition on December 29, 2005 of the Northern Hemisphere steel mill services operations of Brambles Industrial Services.

Access Services

Fourth quarter sales increased 7 percent to $203 million from $189 million last year. Organic sales growth contributed $17 million, or approximately 9 percent; negative foreign currency translation decreased sales by $10 million, or approximately 6 percent; and the net effect of the sale of SGB's light access products manufacturing business, U.K.-based Youngman, on October 3, 2005 and the acquisition of Huennebeck Group GmbH on November 21, 2005 contributed $7 million, or 4 percent. Operating income increased 75 percent to $23.3 million, from $13.3 million in the fourth quarter of 2004. Negative foreign currency translation reduced operating income in the quarter by approximately $0.2 million. Operating income included a $3.6 million gain from the sale of the Youngman business. Operating margins increased by 440 basis points to 11.4 percent from 7.0 percent in last year's fourth quarter. Without the gain on the Youngman sale, operating income would still have been up 48 percent and margins up 270 basis points to 9.7 percent.

The quarter's improved operating performance in this segment was led by substantially better results in the U.S., aided by Katrina rebuild activity in the Gulf states, improved operating performance in the U.K., and continued gains in operating results in other European and Middle East markets. Performance in the quarter also benefited from the net effect of the acquisition and divestiture already mentioned.

Expected improved performance for the Access Services segment in 2006 will be led by full-year accretion from the Huennebeck Group acquisition, coupled with increased non-residential construction spending and industrial maintenance activity in the Company's major markets, continued development of newer markets, and further market penetration from new products.

Engineered Products and Services ("All Other")

Sales in the fourth quarter increased 7 percent to $164 million from $154 million last year. Operating income increased to $21.5 million, up 53 percent from $14.0 million in the fourth quarter of last year. Negative foreign currency translation in the quarter decreased sales and operating income by approximately $0.4 million. Operating margins increased 400 basis points to 13.1 percent from 9.1 percent in the prior year's fourth quarter.

The quarter's improved results were led by higher sales, income and margins from the group's IKG, Air-X-Changers and Patterson-Kelley business units. Reed Minerals' results approximated those of last year's fourth quarter and Harsco Track Technologies' performance in the quarter was below last year due to the timing of product deliveries. Fourth quarter results also benefited from lower costs of raw material, particularly steel, which lowered cost of sales, increased operating income and widened margins compared with last year's fourth quarter.

The outlook for the Engineered Products and Services group in 2006 remains positive. Harsco Track Technologies (HTT) income and margins will continue to benefit from the shift toward contract services, with several major contracts signed in the second half of 2005 scheduled to start in 2006. In addition, progress continues at HTT to further streamline its manufacturing operations, reduce costs and improve margins. Air-X-Changers is expected to continue to benefit from strong end-market demand due to increased natural gas drilling and transmission. While not expecting the significant benefit from post-Katrina rebuilding as it did in the second half of 2005, IKG is expected to post another year of solid results in 2006, as are Reed Minerals and Patterson-Kelley.

Gas Technologies

Sales in the fourth quarter were up 6 percent to $100 million from $94 million last year. Operating income of $7.0 million was up 95 percent from last year's $3.6 million. Operating margins improved by 320 basis points, from 3.8 percent in the fourth quarter of 2004 to 7.0 percent in this year's fourth quarter. The effect of foreign currency translation was not material. Here again, fourth quarter 2005 results benefited from lower costs of raw materials, particularly steel, which lowered cost of sales, increased operating income and widened margins compared with last year's fourth quarter.

Looking ahead to 2006, the outlook for the Gas Technologies segment is positive. Commodity costs are expected to continue to be comparable to the prior year, international operations continue to perform well, and future benefits are expected from a revitalized management team and from operational changes at this segment's underperforming valve product line operations.

Other Matters

The Company's debt-to-capital ratio increased to 50.4 percent in 2005, due to financing requirements for the two acquisitions in the fourth quarter which totaled approximately $400 million.

The effective income tax rate from continuing operations for the fourth quarter and full year 2005 was 19.8 percent and 28.1 percent, respectively, compared with 26.4 percent and 28.6 percent in the corresponding periods last year. The decrease in the 2005 fourth quarter tax rate is due primarily to a one-time benefit of $2.7 million, or $.06 per diluted share, associated with funds repatriated under the American Jobs Creation Act. Also, consistent with the Company's strategic plan of investing for growth at certain international locations, the Company received a one-time income tax benefit of $3.6 million, or $.09 per diluted share. The fourth quarter 2004 tax rate also benefited by $1.5 million or $.04 per diluted share from the American Jobs Creation Act. No further such benefits are expected from this Act. The Company estimates that its effective tax rate from continuing operations in 2006 will be approximately 33 percent.

The success of the Company-wide EVA financial and operational initiative was clearly evident again during 2005 with the achievement of a substantial improvement in EVA, including improvements from eight of the Company's nine operating units over the prior year. Further improvements in EVA are expected in 2006 and beyond.

Due to the fourth quarter acquisitions discussed earlier, the Company is still in the process of finalizing its Consolidated Balance Sheets and Consolidated Statements of Cash Flows for the fourth quarter and full-year 2005. The Company plans to issue these statements via a separate press release as well as posting to the Company's website when they become available in early February, and will also include them in the Company's Form 10-K filing with the Securities and Exchange Commission.

Outlook

Supported by its strategic growth and margin enhancement initiatives, the Company expects further success in its value creation objectives in 2006 and beyond. The overall outlook for each of the Company's four business groups remains positive. Led by its Mill Services, Access Services and Harsco Track Technologies units, the Company will continue to expand its industrial services leadership in markets served on a global basis. Other units of the Engineered Products and Services business group are expected to maintain their respective market leaderships and perform well again in 2006. The Company also expects its management actions taken in 2005 will result in a notable improvement in the overall performance of the Gas Technologies segment in 2006. The overall operating and geographical balance of the Company, supported by its strong cash flow position, underpins the confidence senior management of Harsco has in its future growth.

In light of recent acquisitions and expected improved performance, the Company is raising its 2006 guidance for diluted EPS from continuing operations to $3.90 - $4.00 from the previous guidance given in early December of $3.75 - $3.85 per diluted share. This reflects an increase of 5-7 percent over 2005's diluted EPS from continuing operations of $3.73. As previously noted, 2005's fourth quarter results included a one-time benefit of $0.15 per share from the one-time tax items as described above. Without this one-time $0.15 per share benefit, the Company's increased guidance for 2006 reflects an increase in EPS of 9-12 percent. Any further significant strengthening or weakening of the U.S. dollar against the foreign currencies of the countries in which the Company does business could have a further impact on 2006 results.

With regard to the first quarter of 2006, the Company expects its earnings from continuing operations to be in the range of $0.62-$0.65 per diluted share, an increase of approximately 13-18 percent compared with $0.55 per diluted share in the first quarter of 2005. The first quarter is historically the slowest quarter of the year for the Company due to seasonal factors and the impact that severe weather can have on a number of its operations.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 3122585.

About Harsco

Harsco Corporation is a diversified, worldwide industrial services and products company with four market-leading business groups that provide mill services, access services, engineered products and services, and gas containment and control technologies to customers around the globe. The Company employs approximately 21,000 people in over 45 countries of operation. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                           Three Months Ended     Twelve Months Ended
 (In thousands, except         December 31           December 31
  per share amounts)         2005       2004       2005        2004
 ---------------------------------------------------------------------
 Revenues from continuing
  operations:
   Service sales          $ 487,996  $ 477,596  $1,928,539  $1,764,159
   Product sales            244,537    233,325     837,671     737,900
 ---------------------------------------------------------------------
   Total revenues           732,533    710,921   2,766,210   2,502,059
 ---------------------------------------------------------------------
 Costs and expenses from
  continuing operations:
   Cost of services sold    355,247    356,236   1,425,222   1,313,075
   Cost of products sold    191,544    192,537     674,177     603,309
   Selling, general and
    administrative
    expenses                105,848    100,332     393,187     368,385
  Research and development
   expenses                     685        608       2,676       2,579
  Other expenses              1,654        382       2,000       4,862
 ---------------------------------------------------------------------
   Total costs and
    expenses                654,978    650,095   2,497,262   2,292,210
 ---------------------------------------------------------------------
   Operating income from
    continuing operations    77,555     60,826     268,948     209,849

 Equity in income/(loss)
  of unconsolidated
  entities, net                 (18)       (81)         74         128
 Interest income              1,141        663       3,165       2,319
 Interest expense           (11,134)   (10,645)    (41,918)    (41,057)
 ---------------------------------------------------------------------
   Income from continuing
    operations before
    income taxes and
    minority interest        67,544     50,763     230,269     171,239

 Income tax expense         (13,392)   (13,418)    (64,771)    (49,034)
 ---------------------------------------------------------------------
   Income from continuing
    operations before
    minority interest        54,152     37,345     165,498     122,205

 Minority interest in
  net income                 (2,290)    (2,316)     (8,748)     (8,665)
 ---------------------------------------------------------------------
 Income from continuing
  operations                 51,862     35,029     156,750     113,540
 ---------------------------------------------------------------------
 Discontinued operations:
  Income/(loss) from
   operations of
   discontinued
   business                      23       (183)       (430)       (801)
  Gain on disposal of
   discontinued business         --         23         261        (102)
  Income/(loss) related
   to discontinued defense
   business                      (6)        96          20      12,849
  Income tax benefit
   (expense)                     (6)        23          56      (4,275)
 ---------------------------------------------------------------------
 Income/(loss) from
  discontinued operations        11        (41)        (93)      7,671
 ---------------------------------------------------------------------
   Net Income             $  51,873  $  34,988  $  156,657  $  121,211
 =====================================================================
 Average shares of common
  stock outstanding          41,756     41,331      41,642      41,129

 Basic earnings per
  common share:
   Continuing operations  $    1.24  $    0.85  $     3.76  $     2.76
   Discontinued operations       --         --          --        0.19
 ---------------------------------------------------------------------
 Basic earnings per
  common share            $    1.24  $    0.85  $     3.76  $     2.95
 =====================================================================
 Diluted average shares of
  common stock outstanding   42,184     41,814      42,080      41,598

 Diluted earnings per
  common share:
   Continuing operations  $    1.23  $    0.84  $     3.73  $    2.73
   Discontinued operations       --         --          --       0.18
 ---------------------------------------------------------------------
 Diluted earnings per
  common share            $    1.23  $    0.84  $   3.72(a)  $    2.91
 =====================================================================

  (a) Does not total due to rounding.

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                            Three Months Ended    Three Months Ended
                             December 31, 2005     December 31, 2004
                                     Operating              Operating
                                       Income                 Income
                             Sales     (loss)      Sales      (loss)
 --------------------------------------------------------------------
 Mill Services Segment     $265,576   $ 26,091    $273,964   $ 30,434

 Access Services Segment    203,223     23,256     189,218     13,297

 Gas Technologies Segment   100,023      7,016      94,122      3,594

 Engineered Products and
  Services ("all other")
  Category                  163,711     21,517     153,617     14,021

 General Corporate               --       (325)         --       (520)
 --------------------------------------------------------------------
 Consolidated Totals       $732,533   $ 77,555    $710,921   $ 60,826
 ====================================================================

                            Twelve Months Ended   Twelve Months Ended
                             December 31, 2005     December 31, 2004
                                     Operating              Operating
                                       Income                 Income
                             Sales     (loss)      Sales      (loss)
 --------------------------------------------------------------------
 Mill Services Segment   $1,060,354   $109,591    $997,410   $105,490

 Access Services Segment    788,750     74,742     706,490     44,464

 Gas Technologies Segment   370,201     17,912     339,086     14,393

 Engineered Products and
  Services ("all other")
  Category                  546,905     69,699     459,073     47,029

 General Corporate               --     (2,996)         --     (1,527)
 --------------------------------------------------------------------
 Consolidated Totals     $2,766,210   $268,948  $2,502,059  $ 209,849
 ====================================================================

CONTACT: Harsco Corporation
         Media:
         Kenneth Julian
         717.730.3683
         kjulian@harsco.com

         Investors:
         Eugene M. Truett
         717.975.5677
         etruett@harsco.com